Exhibit 4.1

WARRANT CERTIFICATE

THIS WARRANT CERTIFICATE AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ASSIGNED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SHARES IS EFFECTIVE UNDER THE SECURITIES ACT AND IS QUALIFIED UNDER APPLICABLE STATE AND FOREIGN LAW OR (II) THE TRANSACTION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS UNDER THE SECURITIES ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE AND FOREIGN LAW AND, IN EACH CASE, IF THE COMPANY REQUESTS, AN OPINION REASONABLY SATISFACTORY TO THE COMPANY TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.

Issuer:	Outset Medical, Inc.

Warrant Shares Issuable:	5,625,000 shares of Common Stock

Warrant Certificate No:	2025-A

Issue Date:	January 8, 2025 (the “Issue Date”)

FOR VALUE RECEIVED, OUTSET MEDICAL, INC., a Delaware corporation (the “Company”), hereby certifies that PERCEPTIVE CREDIT HOLDINGS IV, LP, a Delaware limited partnership (the “Initial Holder” and, together with its successors and permitted transferees and assigns, a “Holder”) is entitled to purchase, at the per share Exercise Price, up to 5,625,000 fully paid and nonassessable shares of the Company’s Common Stock, all subject to the terms, conditions and adjustments set forth below in this Warrant Certificate.

This Warrant Certificate has been issued as a condition precedent to the making of loans under and pursuant to the Credit Agreement and Guaranty, dated as of January 3, 2025 (as amended or otherwise modified from time to time, the “Credit Agreement”), among the Company, as borrower, certain Subsidiaries of the Company from time to time party thereto, as guarantors, the lenders from time to time party thereto, and Perceptive Credit Holdings IV, LP, in its capacity as the administrative agent for the lenders.

Section 1. Definitions. Capitalized terms used in this Warrant Certificate but not otherwise defined herein will have the meanings ascribed thereto in the Credit Agreement as in effect on the Issue Date. The following terms when used herein have the following meanings:

“Aggregate Exercise Price” means, with respect to any exercise of this Warrant Certificate for Warrant Shares pursuant to Section 3, an amount equal to the product of (i) the number of Warrant Shares in respect of which this Warrant Certificate is then being exercised pursuant to Section 3, multiplied by (ii) the Exercise Price.

“Assignment” has the meaning set forth in Section 7.

“Bloomberg” has the meaning set forth within the definition of “VWAP”.

“Cashless Exercise” has the meaning set forth in Section 3(b).

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on January 7, 2025 as amended or otherwise modified by way of amendments from time to time filed with the Secretary of State of Delaware.

“Common Stock” means the Company’s common stock, par value $0.001 per share, having ordinary voting rights, as provided in the Company’s Certificate of Incorporation.

“Company” has the meaning set forth in the preamble.

“Convertible Securities” means any Equity Interests that, directly or indirectly, are convertible into or exchangeable for Common Stock.

“Credit Agreement” has the meaning set forth in the preamble.

“Determination Date” has the meaning set forth in the definition of “VWAP”.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Certificate” has the meaning set forth in Section 3(a)(i).

“Exercise Date” means, for any given exercise of this Warrant Certificate, whether in whole or in part, a Business Day on which the conditions to such exercise as set forth in Section 3 have been satisfied at or prior to 5:00 p.m., New York City time.

“Exercise Period” means the period from (and including) the Issue Date to (and including) 5:00 p.m., New York City time, on the Expiration Date.

“Exercise Price” means $0.80 per Warrant Share, as adjusted from time to time as provided herein.

“Expiration Date” means January 8, 2032.

“Fair Market Value” means, as of any time of determination, (i) if the Warrant Shares are traded on a Trading Market, the VWAP for the Warrant Shares, or (ii) if the Warrant Shares are not listed, quoted or otherwise available for trading on a Trading Market (so that there is no such preceding day on which the Warrant Shares are traded on a Trading Market), the “Fair Market Value” of the Warrant Shares shall be the fair market value per Warrant Share (including, if applicable, any Common Stock or other Equity Interests issuable upon conversion of the Warrant Shares) as reasonably determined in good faith by the Company’s Board, such determination to be subject to Section 10(a) or Section 10(b) hereof, as applicable.

“Holder” has the meaning set forth in the preamble.

“Independent Advisor” has the meaning set forth in Section 10(a).

“Initial Holder” has the meaning set forth in the preamble.

“Issue Date” means the date designated as such on the first page of this Warrant Certificate.

“Marketable Securities” means Equity Interests meeting each of the following requirements: (i) the issuer thereof is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, and is current in its filing of all required reports and other information under the Securities Act and the Exchange Act; (ii) such Equity Interests are traded on a Trading Market; and (iii) if delivered (or to be delivered) to a Holder, such Holder would not be restricted from publicly re-selling any or all of such Equity Interests delivered to it, except to the extent that any such restriction (x) arises solely under federal or state securities laws, rules or regulations, or (y) arises in connection with a customary market stand-off provision (or similar underwriters’ lock-up) that does not extend beyond 180 days from the date of delivery of such Equity Interests to such Holder.

“Nasdaq” means The Nasdaq Stock Market, Inc.

“NYSE” means the New York Stock Exchange.

“Options” means any warrants, options or similar rights to subscribe for or purchase Equity Interests of the Company, including its Common Stock, Preferred Stock or Convertible Securities.

“OTC Bulletin Board” means the National Association of Securities Dealers, Inc. OTC Bulletin Board.

“Preferred Stock” has the meaning set forth in Certificate of Incorporation as in effect on the date hereof.

“Public Offering” means, with respect to any Person, any sale of Equity Interests of such Person pursuant to an offering that is underwritten on a firm commitment basis by a nationally recognized investment banking firm and, as a result of which, such Person becomes subject to the reporting requirements of Section 13 or Section 15 of the Exchange Act immediately following such offering.

“Put Notice” has the meaning set forth in Section 4.

“Put Right” has the meaning set forth in Section 4.

“Put Consideration” has the meaning set forth in Section 4.

“Registration Statement” means, with respect to any Public Offering by the Company of its Common Stock, a registration statement of the Company that covers the offer and sale of any such Common Stock, including any prospectus, amendments or supplements to such Registration Statement, including post-effective amendments and all exhibits and all materials incorporated by reference in such Registration Statement.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Sale of the Company” means an event or transaction or series of related events or transactions pursuant to which, directly or indirectly, either (x) any Person or group of Persons acting jointly or otherwise in concert (other than the Holder) acquires ownership, directly or indirectly, beneficially or of record, of Equity Interests of the Company having more than fifty percent (50%) of the aggregate ordinary voting power, determined on a fully-diluted, as-if-converted or exercised basis, whether such right is exercisable immediately or only after the passage of time, or (y) (i) all or substantially all of the assets or businesses of the Company and its Subsidiaries, taken as a whole, are transferred or sold, including by way of lease, transfer, conveyance or other disposition (including, without limitation, by way of irrevocable, exclusive license arrangements), and (ii) as a result of, and pursuant to the terms governing, such event, transaction or series of related events or transactions, all Obligations outstanding under the Credit Agreement are to be paid in full in cash.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Trading Market” means, with respect to the Warrant Shares, the principal US exchange or market on which such Warrant Shares are quoted or available for trading, including the Nasdaq, the NYSE, the OTC Bulletin Board, “pink sheets” or otherwise.

“Unrestricted Conditions” has the meaning set forth in Section 11(a)(ii).

“VWAP” means, with respect to any Equity Interest, as of any day of determination (a “Determination Date”), the volume weighted average sale price for such Equity Interest on the trading day immediately preceding such Determination Date on the Trading Market for such Equity Interest as reported by, or based upon data reported by, Bloomberg Financial Markets or an equivalent, reliable reporting service reasonably acceptable to the Holder and the Company (collectively, “Bloomberg”) or, if the volume weighted average sale price has not been reported for such Equity Interest by Bloomberg for such trading day, then the last closing trade price of such Equity Interest as reported by Bloomberg, or, if no last closing trade price is reported for such Equity Interest by Bloomberg, the average of the bid prices of any market makers for such Equity Interest that are listed in the over the counter market by the Financial Industry Regulatory Authority, Inc. or on the OTC Bulletin Board (or any successor) or in the “pink sheets” (or any successor) by the OTC Markets Group, Inc.; provided that if VWAP cannot be calculated for such Equity Interest on such date in the manner provided above (including because the applicable Equity Interest is not listed or publicly traded), the VWAP shall be the Fair Market Value of such Equity Interest (determined as provided in clause (ii) of the definition of Fair Market Value).

“Warrant Certificate” means this Warrant Certificate and all subsequent warrant certificates issued upon division, combination or transfer of, or in substitution for, this Warrant Certificate.

“Warrant Register” has the meaning set forth in Section 6.

“Warrant Shares” means the shares of Common Stock purchasable upon exercise of this Warrant Certificate in accordance with the terms of this Warrant Certificate and any Equity Interests into which such Common Stock shall have been (or may be) converted, exchanged or reclassified following the Issue Date.

“Warrant Shares Deemed Outstanding” means, at any given time, the sum of (i) the number of Warrant Shares actually outstanding at such time, plus (ii) the number of Warrant Shares issuable upon exercise of Options actually outstanding at such time, plus (iii) the number of Warrant Shares issuable upon conversion or exchange of Convertible Securities actually outstanding at such time (treating as actually outstanding any Convertible Securities issuable upon exercise of Options actually outstanding at such time), in each case, regardless of whether the Options or Convertible Securities are actually exercisable at such time; provided that Warrant Shares Deemed Outstanding at any given time shall not include shares owned or held by or for the account of the Company or any or its wholly-owned Subsidiaries.

Section 2. Term of Warrant Certificate. Subject to the terms and conditions hereof, from time to time during the Exercise Period, the Holder of this Warrant Certificate may exercise this Warrant Certificate for all or any part of the Warrant Shares purchasable hereunder (subject to adjustment as provided herein).

Section 3. Exercise of Warrant Certificate.

(a) Exercise Procedure. This Warrant Certificate may be exercised from time to time on any Business Day during the Exercise Period, for all or any portion of the unexercised Warrant Shares, upon:

(i) delivery to the Company of a duly completed and executed Exercise Certificate in substantially the form attached hereto as Exhibit A (each, an “Exercise Certificate”), which certificate will specify the number of Warrant Shares to be purchased and the Aggregate Exercise Price; and

(ii) substantially contemporaneously with the delivery of the Exercise Certificate, payment to the Company of the Aggregate Exercise Price in accordance with Section 3(b); provided that, notwithstanding anything to the contrary herein, in no event shall the Exercise Price be lower than the par value of a Warrant Share.

(b) Payment of the Aggregate Exercise Price. Payment of the Aggregate Exercise Price shall be made, at the option of the Holder as expressed in the Exercise Certificate, by any of the following methods:

(i) by wire transfer of immediately available funds to an account designated in writing by the Company, in the amount of such Aggregate Exercise Price;

(ii) by instructing the Company to withhold a number of Warrant Shares then issuable upon exercise of this Warrant Certificate with an aggregate Fair Market Value as of the Exercise Date equal to such Aggregate Exercise Price; or

(iii) any combination of the foregoing.

In the event of any withholding of Warrant Shares pursuant to Section 3(b)(ii) or (iii) (solely to the extent of such withholding, a “Cashless Exercise”) where the number of such Warrant Shares whose aggregate value is not a whole number, the number of such shares withheld by the Company shall be rounded up to the nearest whole share and the Company shall make a cash payment to the Holder (by wire transfer of immediately available funds to an account designated by the Holder) in an amount calculated as provided pursuant to Section 3(e) below.

For purposes of Rule 144, it is acknowledged and agreed that (i) the Warrant Shares issuable upon any exercise of this Warrant Certificate in any Cashless Exercise transaction shall be deemed to have been acquired on the Issue Date, and (ii) the holding period for any Warrant Shares issuable upon the exercise of this Warrant Certificate in any Cashless Exercise transaction shall be deemed to have commenced on the Issue Date; provided that the Company makes no representation or warranty regarding the commencement of the holding period of any Warrant Share.

(c) Automatic Cashless Exercise. To the extent this Warrant Certificate has not been exercised in full by the Holder prior to the date of any of the following events or circumstances, any portion of this Warrant Certificate that remains unexercised on such date shall be deemed to have been exercised automatically pursuant to a Cashless Exercise, in whole (and not in part), on the Business Day immediately preceding the earlier of (i) the occurrence of the Expiration Date; provided that, in the event that as of the Business Day immediately preceding the Expiration Date the Fair Market Value of a Warrant Share is less than the Exercise Price then in effect, then such automatic Cashless Exercise shall not occur and (ii) the consummation of a Sale of the Company; provided that (x) as a result of such Sale of the Company, the consideration to be received by the Company or its shareholders upon consummation thereof consists solely of cash, Marketable Securities or a combination thereof and (y) in the event that as of the Business Day immediately preceding the consummation of such Sale of the Company the Fair Market Value of a Warrant Share is less than the Exercise Price then in effect, then such automatic Cashless Exercise shall not occur.

(d) Delivery of Stock Certificates. With respect to any exercise of this Warrant Certificate by the Holder, upon receipt by the Company of an Exercise Certificate and delivery of the Aggregate Exercise Price, the Company shall within three (3) Business Days deliver in accordance with the terms hereof to or upon the order of the Holder that number of Warrant Shares for the portion of this Warrant Certificate so exercised on such date, together with cash in lieu of any fraction of a share, as provided in Section 3(e) below. If such Warrant Shares are issued in certificated form, the Company shall deliver a certificate or certificates representing the number of Warrant Shares as the Holder shall request in the Exercise Certificate. If such

Warrant Shares are issued in uncertificated form, the Company shall deliver upon request a confirmation evidencing the issuance and registration of such shares. Except as otherwise provided herein, upon any exercise hereof this Warrant Certificate shall be deemed to have been exercised and such certificate or certificates of Warrant Shares shall be deemed to have been issued, and the Holder shall be deemed to have become a holder of record of such Warrant Shares for all purposes, as of the Exercise Date.

(e) Fractional Shares. The Company shall not be required to issue a fractional Warrant Share upon exercise of any Warrant Certificate. As to any fraction of a Warrant Share that the Holder would otherwise be entitled upon such exercise, the Company shall pay to such Holder an amount in cash (by wire transfer of immediately available funds to an account designated by the Holder) equal to the product of (i) such fraction multiplied by (ii) the Fair Market Value of one Warrant Share on the Exercise Date.

(f) Surrender of this Warrant Certificate; Delivery of New Warrant Certificate.

(i) The Holder shall not be required to physically surrender this Warrant Certificate to the Company until this Warrant Certificate has been exercised in full, in which event, the Holder shall, at the written request of the Company, surrender this Warrant Certificate to the Company for cancellation within five (5) Business Days after the date the final Exercise Certificate is delivered to the Company. Partial exercises of this Warrant Certificate resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares issuable hereunder by an amount equal to the applicable number of Warrant Shares that have been issued hereunder as a result of previous exercises and withheld in connection with Cashless Exercises, in each case subject to adjustment as provided herein. The Holder and the Company shall maintain records showing the number of Warrant Shares issued and purchased, the date of such issuances and purchases and the number of Warrant Shares withheld in connection with Cashless Exercises. The Holder and any assignee, by acceptance of this Warrant Certificate, acknowledge and agree that, by reason of the provisions of this Section 3(f), following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be fewer than the amount stated on the face hereof.

(ii) To the extent that there are unexpired and unexercised Warrant Shares remaining under the Warrant Certificate, the Holder may request from time to time that the Company (and the Company shall), upon surrender of this Warrant Certificate, deliver to the Holder one or more new Warrant Certificates evidencing the rights of the Holder to subscribe for the unexpired, unexercised and not withheld (in connection with Cashless Exercises) Warrant Shares called for by this Warrant Certificate. Unless otherwise agreed upon by the Holder in its sole discretion, any such new Warrant Certificate shall in all other respects be identical to this Warrant Certificate.

(g) Certain Covenants With Respect to the Issuance of Warrant Certificate and Warrant Shares. With respect to the exercise of this Warrant Certificate and the issuance of Warrant Shares hereunder, the Company hereby covenants and agrees that it will:

(i) cause any Warrant Certificate issued in substitution for or replacement of this Warrant Certificate to be, upon issuance, duly authorized;

(ii) cause all Warrant Shares issuable upon the exercise of this Warrant Certificate (or any substitute or replacement Warrant Certificate) to be, upon issuance, and the Company shall take all such actions as may be necessary or appropriate in order that such Warrant Shares are, validly issued, fully paid and non-assessable, issued without violation of any pre-emptive or similar rights of any shareholder of the Company and free and clear of all Liens and similar encumbrances;

(iii) take all such actions as may be necessary to (x) comply with Section 3(i) below and (y) ensure that all Warrant Shares issuable upon exercise hereof are issued without violation by the Company of any applicable Law or any requirements of any U.S. or non-U.S. securities exchanges upon which the Warrant Shares may be listed at the time of such exercise; and

(iv) pay all expenses in connection with, and all governmental charges that may be imposed with respect to, the issuance or delivery of Warrant Shares issuable upon exercise of their Warrant Certificate.

(h) Conditional Exercise. Notwithstanding any other term or provision hereof, if an exercise of all or any portion of this Warrant Certificate is to be made in connection with a Public Offering, a Sale of the Company or other possible liquidity transaction or event, such exercise may, at the election of the Holder, be conditioned upon the consummation of such transaction, in which case such exercise shall not be deemed to be effective until immediately prior to the actual consummation of such transaction or event.

(i) Reservation of Shares. The Company shall at all times during the Exercise Period reserve and keep available out of its authorized but unissued Common Stock or (if applicable) other Equity Interests constituting Warrant Shares, solely for the purpose of issuance upon the exercise of this Warrant Certificate, the maximum number of Warrant Shares or other Equity Interests issuable upon the exercise of this Warrant Certificate or the conversion or exchange of Warrant Shares issuable upon such exercise. The Company shall not increase the par value of any Warrant Shares receivable upon the exercise of this Warrant Certificate above the Exercise Price then in effect as of the date hereof, and shall take all such actions within its power as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant Certificate.

(j) Rule 144 Compliance. With a view to making available to the Holder the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a holder to sell securities of the Company to the public without registration or pursuant to a Registration Statement, the Company shall:

(i) use reasonable commercial efforts to make and keep adequate public information available, as required by clause (c) of Rule 144;

(ii) use reasonable commercial efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(iii) furnish, or otherwise make available to the Holder so long as the Holder owns Warrant Shares, promptly upon request, a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed or furnished by the Company as such Holder may reasonably request in connection with the sale of Common Stock without registration.

(k) Ownership Cap. To the extent that the Initial Holders (or one or more of its controlled Affiliates) is a Holder hereof, the Company shall not knowingly effect the exercise of this Warrant Certificate, and the Initial Holder shall not have the right to exercise this Warrant Certificate to the extent that, after giving effect to such exercise, the Initial Holder (together with its Affiliates) would beneficially own in excess of 9.99% of the Equity Interests of the Company having ordinary voting rights outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of such voting Equity Interests beneficially owned by the Initial Holder and its Affiliates shall include the number of Warrant Shares issuable upon exercise of this Warrant Certificate with respect to which the determination of such aggregate number is being made, but shall exclude Warrant Shares that do not have ordinary voting rights or that would be issuable upon (i) exercise of the remaining, unexercised portion of this Warrant Certificate beneficially owned by the Initial Holder and its Affiliates or (ii) exercise or conversion of the unexercised or unconverted portion of any other Equity Interests of the Company beneficially owned by the Initial Holder and its Affiliates (including, without limitation, any Convertible Securities) subject to a limitation on conversion or exercise analogous to the limitations contained in this Section 3(k). Except as set forth in the preceding sentence, for purposes of this Section 3(k), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of this Warrant Certificate, in determining the number of outstanding Equity Interests of the Company having ordinary voting rights the Initial Holder of this Warrant Certificate may rely on the number of such outstanding Equity Interests as reflected in the most recent of (i) if available, the Company’s Form 10-K, Form 10-Q or other public filing with the SEC, as the case may be, (ii) a more recent public announcement by the Company or (iii) any other notice by the Company or its transfer agent setting forth the number of such Equity Interests outstanding. In addition, upon the written request of the Initial Holder, the Company shall, within three (3) Business Days, confirm to the Initial Holder the number of its shares of Equity Interests having ordinary voting rights then outstanding.

Section 4. Put Right. By written notice to the Company (a “Put Notice”), the Holder shall have the right (the “Put Right”), exercisable at any time and in its sole discretion, to require the Company to purchase from the Holder all (but not less than all) of the Holder’s then remaining rights, title and interests under and pursuant to this Warrant Certificate for a total purchase price of one dollar ($1.00) (the “Put Consideration”). The transfer of this Warrant Certificate and all related rights, title and interest by the Holder to the Company, and the payment of the Put Consideration by the Company to the Holder, shall take place on or within the fifth (5th) Business Day after receipt by the Company of the Put Notice. Each of the Holder and the Company agrees to take such additional reasonable actions as may be necessary to consummate the transaction contemplated pursuant to this Section 4, each at its own cost and expense.

Section 5. Adjustment to Number of Warrant Shares, Exercise Price, etc. The number of Warrant Shares issuable upon exercise of this Warrant Certificate shall be subject to adjustment from time to time as provided in this Section 5.

(a) Adjustment to Number of Warrant Shares Upon Reorganizations, Reclassifications, etc. In the event of any changes in the number of Warrant Shares Deemed Outstanding (or the number of outstanding Equity Interests into which Warrant Shares may be exercisable or convertible into) by reason of redemptions, recapitalizations, reclassifications, combinations or exchanges of shares, splits or reverse splits, separations, reorganizations, liquidations, substitutions, replacements or the like, the number and class of Warrant Shares available upon exercise of this Warrant Certificate in the aggregate and the Exercise Price per share shall be correspondingly adjusted as may be necessary (but only to the extent necessary) in order to give the Holder of this Warrant Certificate, upon exercise hereof, the total number, class, and kind of shares as the Holder would have owned (or would have had the right to own upon exercise hereof) had this Warrant Certificate been exercised immediately prior to any such event and had the Holder continued to hold such Warrant Shares until after the event requiring adjustment. The form of this Warrant Certificate need not be changed because of any adjustment in the number of Warrant Shares subject to this Warrant Certificate.

(b) Adjustment to Number of Warrant Shares Upon Certain Dividends, etc. If the Company declares or pays a dividend or distribution on the outstanding shares of its Common Stock payable in cash, Equity Interests or other property (or prior to the exercise of this Warrant Certificate in full the holders of Common Stock become entitled to receive any such dividend or distribution), then upon exercise of this Warrant Certificate, for each Warrant Share acquired as a result of such exercise, the Holder shall receive, without additional cost to the Holder, the total amount, number and kind of cash, Equity Interests or other property which the Holder would have received had the Holder owned the Warrant Shares of record as of the date such dividend or distribution occurred.

(c) Certificate as to Adjustment.

(i) As promptly as reasonably practicable following any change or adjustment of the type described above in this Section 5 (but in any event not later than three (3) Business Days thereafter), the Company shall furnish to the Holder a certificate of a Responsible Officer setting forth in reasonable detail such change or adjustment and the facts upon which it is based and certifying the calculation thereof.

(ii) As promptly as reasonably practicable following the receipt by the Company of a written request by the Holder, but in any event not later than three (3) Business Days thereafter, the Company shall furnish to the Holder a certificate of a Responsible Officer certifying the number of Warrant Shares or the amount, if any, of other Equity Interests, securities or assets then issuable upon exercise of this Warrant Certificate.

(d) Notices. In the event that, at any time during the Exercise Period, the Company shall take a record of the holders of its outstanding capital stock (or other Equity Interests at the time issuable upon exercise of this Warrant Certificate) for the purpose of:

(i) entitling or enabling such holders to receive any dividend or other distribution, to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other securities;

(ii) (x) any capital reorganization of the Company, any reclassification of any outstanding securities, any consolidation or merger of the Company with or into another Person, any Public Offering of the Company’s Equity Interests or (y) a Sale of the Company; or

(iii) the voluntary or involuntary dissolution, liquidation, winding-up or similar event of the Company (including by way of a bankruptcy or equivalent insolvency proceeding);

then, and in each such case, the Company shall send or cause to be sent to the Holder at least five (5) Business Days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying in reasonable detail, as the case may be, (A) the record date for such dividend, distribution or other right, action or event, and a description of such dividend, distribution or other right, action or event, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding-up or other right, action or event is proposed to take place, and the date, if any is to be fixed, as of which the books of the Company shall close or a record shall be taken with respect to which the holders of record of its capital stock (or such other Equity Interests at the time issuable upon exercise of the Warrant Certificate) shall be entitled to exchange their shares of capital stock (or such other Equity Interests), for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding-up or other right, action or event and the amount per share and character of such exchange applicable to the Warrant Certificate and the Warrant Shares.

Section 6. Warrant Register. The Company shall keep and properly maintain at its principal executive offices a register (the “Warrant Register”) for the registration of this Warrant Certificate and any transfers thereof. The Company may deem and treat the Person in whose name this Warrant Certificate is registered on such register as the Holder thereof for all purposes, and the Company shall not be affected by any notice to the contrary, except any assignment, division, combination or other transfer of this Warrant Certificate effected in accordance with the provisions of this Warrant Certificate.

Section 7. Transfer of Warrant Certificate. Subject to Section 11, this Warrant Certificate and all rights hereunder are transferable, in whole or in part, by the Holder without charge to the Holder, upon surrender of this Warrant Certificate to the Company at its then principal executive offices with a properly completed and duly executed instrument of assignment in substantially the form attached hereto as Exhibit B (an “Assignment”). Upon such compliance, surrender and delivery, the Company shall execute and deliver a new Warrant Certificate or Warrant Certificates in the name of the assignee or assignees and in the denominations specified in such Assignment, and shall issue to the assignor a new Warrant Certificate evidencing the portion of this Warrant Certificate, if any, not so assigned, and this Warrant Certificate shall promptly be cancelled.

Section 8. The Holder Not Deemed a Shareholder; Limitations on Liability. Except as otherwise specifically provided herein (including in Section 5 above), (i) prior to the Exercise Date, the Holder shall not be entitled to receive dividends, nor shall anything contained in this Warrant Certificate be construed to confer upon the Holder, as such, any of the rights of a shareholder of the Company or any right to receive dividends or subscription rights, and (ii) prior to the registration of the Holder in the share register of the Company with respect to the Warrant Shares to which the Holder is then entitled to receive upon the due exercise of this Warrant Certificate, the Holder shall not be entitled to vote, nor shall anything contained in this Warrant Certificate be construed to confer upon the Holder, as such, any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise) or receive notice of meetings. In addition, nothing contained in this Warrant Certificate shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant Certificate or otherwise) or as a shareholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 8, the Company shall provide the Holder with copies of the same notices and other information given to all holders of Common Stock, contemporaneously with the giving thereof to such holders.

Section 9. Replacement on Loss; Division and Combination.

(a) Replacement of Warrant Certificate on Loss. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant Certificate and upon delivery of a customary indemnity reasonably satisfactory to it (it being understood that a written indemnification agreement or affidavit of loss of the Holder shall be a sufficient indemnity) and, in case of mutilation, upon surrender of such Warrant Certificate for cancellation to the Company, the Company at its own expense shall execute and deliver to the Holder, in lieu hereof, a new Warrant Certificate of like tenor and exercisable for an equivalent number of Warrant Shares as this Warrant Certificate so lost, stolen, mutilated or destroyed; provided that, in the case of mutilation, no indemnity shall be required if this Warrant Certificate in identifiable form is surrendered to the Company for cancellation.

(b) Division and Combination of Warrant Certificate. Subject to compliance with the applicable provisions of this Warrant Certificate as to any transfer or other assignment which may be involved in such division or combination, this Warrant Certificate may be divided or, following any such division of this Warrant Certificate, subsequently combined with other Warrant Certificates, upon the surrender of this Warrant Certificate or Warrant Certificates to the Company at its then principal executive offices, together with a written notice specifying the names and denominations in which new Warrant Certificates are to be issued, signed by each applicable Holder or its agents or attorneys. Subject to compliance with the applicable provisions of this Warrant Certificate as to any transfer or assignment which may be involved in such division or combination, the Company shall at its own expense execute and deliver a new Warrant Certificate or Warrant Certificates in exchange for this Warrant Certificate or Warrant Certificates so surrendered in accordance with such notice. Such new Warrant Certificate or Warrant Certificates shall be of like tenor to the surrendered Warrant Certificate or Warrant Certificates and shall be exercisable in the aggregate for an equivalent number of Warrant Shares as this Warrant Certificate or Warrant Certificates so surrendered in accordance with such notice.

Section 10. Disputes; No Impairment, etc. The parties hereto agree as follows:

(a) Disputes. In the event of any dispute which arises between the Holder and the Company (including the Board of the Company) with respect to any calculation or determination of the adjusted Exercise Price, the number of Warrant Shares, other Equity Interests, Fair Market Value, cash or other property issuable upon exercise of this Warrant Certificate, the amount or type of consideration due to the Holder in connection with any event, transaction or other matter described in Section 5 above or any other matter involving this Warrant Certificate or the Warrant Shares that is not resolved by the parties after good faith discussions and efforts to reach resolution, upon the request of the Holder the disputed issue(s) shall be submitted to a firm of independent investment bankers or public accountants of recognized national standing, which (i) shall be chosen by the Company and be reasonably satisfactory to the Holder and (ii) shall be independent of the Company (an “Independent Advisor”), for determination, and such determination by the Independent Advisor shall be binding upon the Company and the Holder with respect to this Warrant Certificate, any Warrant Shares issued or issuable in connection herewith, the Exercise Price therefor, or any other matter in dispute, as the case may be, absent manifest error. Costs and expenses of the Independent Advisor shall be shared 50/50 by the Company and the Holder.

(b) Equitable Equivalent. In case any event shall occur as to which the provisions of Section 10(a) above are not strictly applicable but the failure to make any adjustment would not, in the reasonable, good faith opinion of the Holder, fairly protect the rights and benefits of the Holder represented by this Warrant Certificate in accordance with the essential intent and principles of Sections 5 and 10(a), then, in any such case, at the request of the Holder, the Company shall submit the matter and issues raised by the Holder to an Independent Advisor, which shall make a written determination, on a basis consistent with the essential intent and principles established in Sections 5 and 10(a), as to whether and to what extent an adjustment, if any, is necessary to preserve, without dilution or other material modification, the rights and benefits represented by this Warrant Certificate. Upon receipt of such written determination, which shall be binding on the parties hereto, the Company will promptly mail a copy thereof to the Holder and shall make the adjustments described therein, if any. Costs and expenses of the Independent Advisor shall be shared 50/50 by the Company and the Holder.

(c) No Avoidance. The Company shall not, by way of amendment of any of its Organic Documents or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms or provisions to be observed or performed by it hereunder, but will at all times in good faith assist in the carrying out of all such terms or provisions and in the taking of all such action as may be reasonably requested by the Holder in order to protect the rights of the Holder against dilution or other material modification or other impairment.

Section 11. Compliance with the Securities Act; Representations and Warranties.

(a) Agreement to Comply with the Securities Act, etc.

(i) Legend. The Holder, by acceptance of this Warrant Certificate, agrees to comply in all respects with the provisions of this Section 11 and the restrictive legend requirements set forth on the face of this Warrant Certificate and further agrees that it shall not offer, sell or otherwise dispose of this Warrant Certificate or any Warrant Shares to be issued upon exercise hereof except under circumstances that will not result in a violation of the Securities Act. Subject to clause (ii) below, this Warrant Certificate and all Warrant Shares issued upon exercise of this Warrant Certificate (unless registered under the Securities Act) shall be stamped or imprinted with a legend in substantially the form as set forth on the face hereof.

(ii) Removal of Restrictive Legends. Neither this Warrant Certificate nor any certificates evidencing Warrant Shares issuable or deliverable under or in connection with this Warrant Certificate shall contain any legend restricting the transfer thereof (including the legend required above in Section 11(a)(i) above) in any of the following circumstances: (A) following any sale of this Warrant Certificate or any Warrant Shares issued or delivered to the Holder in compliance with Rule 144, (B) if this Warrant Certificate or Warrant Shares are eligible for sale under clause (b)(1) of Rule 144, or (C) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC) (collectively, the “Unrestricted Conditions”). This Warrant Certificate or Warrant Shares, as the case may be, shall be issued free of all legends if the Unrestricted Conditions are met at the time of issuance.

(iii) Replacement Warrant Certificate. The Company agrees that at such time as the Unrestricted Conditions have been satisfied it shall promptly (but in any event within five (5) Business Days) following written request from the Holder issue a replacement Warrant Certificate or replacement Warrant Shares, as the case may be, free of all restrictive legends.

(iv) Sale of Unlegended Shares. The Holder agrees that the removal of the restrictive legend from this Warrant Certificate and any certificates representing securities as set forth in Section 11(a)(ii) above is predicated upon the Company’s reliance that the Holder will sell this Warrant Certificate or any such securities pursuant to either an effective Registration Statement or otherwise pursuant to the requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if such securities are sold pursuant to a Registration Statement, they will be sold in compliance with the plan of distribution set forth therein.

(b) Representations and Warranties of the Holder. In connection with the issuance of this Warrant Certificate, the Holder hereby represents and warrants to the Company, as of the Issue Date, as follows:

(i) The Holder is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. The Holder is acquiring this Warrant Certificate and the Warrant Shares to be issued upon exercise hereof for investment for its own account and not with a current view towards, or for resale in connection with, the public sale or distribution of this Warrant Certificate or the Warrant Shares, except pursuant to sales registered or exempted under the Securities Act.

(ii) The Holder understands and acknowledges that this Warrant Certificate and the Warrant Shares to be issued upon exercise hereof are “restricted securities” under the Securities Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that, under such Laws and applicable regulations, such securities may be resold without registration under the Securities Act only in certain limited circumstances. In addition, the Holder represents that it is familiar with Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

(iii) The Holder acknowledges that it can bear the economic and financial risk of its investment for an indefinite period and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in this Warrant Certificate and the Warrant Shares. The Holder has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant Certificate and the business, properties, prospects and financial condition of the Company.

(c) Representations and Warranties of the Company. In connection with the issuance of this Warrant Certificate, the Company hereby represents and warrants to the Holder, as of the Issue Date, as follows:

(i) All Warrant Shares issuable upon the exercise of this Warrant Certificate (or any substitute or replacement Warrant Certificate) shall be, upon issuance in accordance with the terms thereof, (x) validly issued, fully paid and non-assessable, (y) issued without violation of any pre-emptive or similar rights of any shareholder of the Company and (z) free and clear of all Liens and similar encumbrances.

(ii) The Company has taken all actions necessary to ensure that all Warrant Shares issuable upon exercise hereof will be issued without violation by the Company of (x) any applicable Law or any requirements of any U.S. or non-U.S. securities exchange or (y) any Organic Document of or applicable to the Company.

(iii) The Company is a corporation duly organized and validly existing under the Laws of the State of Delaware and has the capacity and corporate power and authority to enter into and perform this Warrant Certificate.

(iv) The Company has taken or caused to be taken all action required to be taken by it, its Board, any of its shareholders or any other Person to authorize the execution, delivery, issuance and performance of this Warrant Certificate and the issuance of the Warrant Shares.

(v) This Warrant Certificate has been duly executed and delivered by the Company.

(vi) The obligations of the Company under this Warrant Certificate are legal, valid and binding obligations, enforceable against the Company in accordance with the terms hereof.

(vii) The Company has complied with all obligations set forth in Section 3(i), above.

Section 12. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (iv) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12).

If to the Company:   Outset Medical, Inc.

 3052 Orchard Drive

 San Jose, California 95134

 Attention: Leslie Trigg

 E-mail:

with a copy to:    Sidley Austin LLP

555 California Street, Suite 2000

San Francisco, CA 94104

Attention: Frank Rahmani/Robert Ryan

Email: frahmani@sidley.com/rryan@sidley.com

If to the Holder:    Perceptive Credit Holdings IV, LP

c/o Perceptive Advisors LLC

51 Astor Place, 10th Floor

New York, NY 10003

Attention: Sandeep Dixit

E-mail: Sandeep@perceptivelife.com

with a copy to (which shall not constitute notice):

Morrison & Foerster LLP

250 West 55th Street

New York, NY 10019

Attention: Mark Wojciechowski, Esq.

E-mail: mwojciechowski@mofo.com

Section 13. Cumulative Remedies. The rights and remedies provided in this Warrant Certificate are cumulative and are not exclusive of, and are in addition to and not in substitution for, any other rights or remedies available at Law, in equity or otherwise.

Section 14. Entire Agreement. This Warrant Certificate constitutes the sole and entire agreement of the parties to this Warrant Certificate with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

Section 15. Successor and Assigns. This Warrant Certificate and the rights evidenced hereby shall be binding upon and shall inure to the benefit of the parties hereto and the successors of the Company and the successors and permitted assigns of the Holder. Such successor or permitted assign of the Holder shall be deemed to be the “Holder” for all purposes hereunder.

Section 16. No Third-Party Beneficiaries. This Warrant Certificate is for the sole benefit of the Company and the Holder and their respective successors and, in the case of the Holder, permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Warrant Certificate.

Section 17. Headings. The headings in this Warrant Certificate are for reference only and shall not affect the interpretation of this Warrant Certificate.

Section 18. Amendment and Modification; Waiver. Except as otherwise provided herein, this Warrant Certificate may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by the Company or the Holder of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Warrant Certificate shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 19. Severability. If any term or provision of this Warrant Certificate is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Warrant Certificate or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 20. Governing Law. This Warrant Certificate shall be governed by and construed in accordance with the internal Laws of the State of New York without effect to any choice or conflict of Law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of New York.

Section 21. Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based on this Warrant Certificate or the transactions contemplated hereby may be instituted in the federal courts of the United States or the courts of the State of New York, in each case located in the city and county of New York. Each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by certified or registered mail to such party’s address set forth in Section 12 shall be effective service of process for any suit, action or other proceeding, and the parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding has been brought in an inconvenient forum.

Section 22. Counterparts. This Warrant Certificate may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Warrant Certificate delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Warrant Certificate.

Section 23. No Strict Construction. This Warrant Certificate shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has duly executed this Warrant Certificate on the Issue Date.

OUTSET MEDICAL, INC.

By	/s/ Nabeel Ahmed
Name: Nabeel Ahmed
Title: Chief Financial Officer

Accepted and agreed,

PERCEPTIVE CREDIT HOLDINGS IV, LP

By:	PERCEPTIVE CREDIT OPPORTUNITIES GP, LLC, its general partner

By	/s/ Sandeep Dixit
Name:	Sandeep Dixit
Title:	Chief Credit Officer

By	/s/ Sam Chawla
Name:	Sam Chawla
Title:	Portfolio Manager

Exhibit A

to Warrant Certificate

FORM OF EXERCISE CERTIFICATE

[DATE OF EXERCISE]

To:	Outset Medical, Inc.

3052 Orchard Drive

San Jose, California 95134

Attention: Leslie Trigg

Reference is made to that certain Warrant Certificate, having an issue date of January 8, 2025 and bearing Warrant Certificate No. 2025-A (the “Warrant Certificate”), issued by Outset Medical, Inc. (the “Company”) to [Name of Holder] (the “Holder”), a true and correct copy of which is attached hereto. Unless otherwise defined herein, capitalized terms used herein have the meanings ascribed thereto in the Warrant Certificate.

The undersigned, as holder of a right to purchase Warrant Shares (as defined in the Warrant Certificate) of the Company pursuant to the terms of the Warrant Certificate hereby irrevocably elects to exercise the purchase right represented by such Warrant Certificate for, and to purchase thereunder, [________ (_____)] Warrant Shares of the Company and herewith makes payment with respect to this Exercise Certificate of [___________ Dollars ($________)] therefor by the following method.

(Check all that apply):

☐ The undersigned hereby elects to make payment of the Aggregate Exercise Price of [        Dollars ($     )] for [(     )] shares of Common Stock using the method described in Section 3(b)(i).

☐ The undersigned hereby elects to make payment of the Aggregate Exercise Price of [        Dollars ($     )] for [(     )] shares of Common Stock using the method described in Section 3(b)(ii).

☐ The undersigned hereby elects to make payment of the Aggregate Exercise Price of [        Dollars ($     )] for [(     )] shares of Common Stock using the method described in Section 3(b)(iii).

DATED: ______________

[NAME OF HOLDER]

By
Name:
Title:

Exhibit A-1

Exhibit B

to Warrant Certificate

FORM OF ASSIGNMENT

[DATE OF ASSIGNMENT]

Reference is made to that certain Warrant Certificate, having an issue date of January 8, 2025 and bearing Warrant Certificate No. 2025-A (the “Warrant Certificate”), issued by Outset Medical, Inc. (the “Company”) to the undersigned (the “Holder”), a true and correct copy of which is attached hereto. Unless otherwise defined herein, capitalized terms used herein have the meanings ascribed thereto in the Warrant Certificate.

THE UNDERSIGNED, [NAME OF HOLDER], is the holder of the Warrant Certificate and is entitled to purchase up to [___] Warrant Shares pursuant to the terms thereof.

FOR VALUE RECEIVED, the Holder hereby sells, assigns and transfers to [NAME OF ASSIGNEE] (the “Assignee”) the right to acquire [all Warrant Shares entitled to be purchased upon exercise of the Warrant Certificate] [______ of the Warrant Shares entitled to be purchased upon exercise of the Warrant Certificate]. In furtherance of the foregoing assignment, the Holder hereby covenants and agrees that it will instruct the Company to (i) memorialize such assignment in the Warrant Register as required pursuant to Section 6 of the Warrant Certificate, and (ii) pursuant to Section 7 of the Warrant Certificate, execute and deliver to the Assignee [and the Holder][a new Warrant Certificate][new Warrant Certificates] reflecting the foregoing assignment ([each] a “Substitute Warrant Certificate”).

The Assignee acknowledges and agrees that its Substitute Warrant Certificate and the Warrant Shares to be issued upon exercise thereof are being acquired for investment and that the Assignee will not offer, sell or otherwise dispose of its Substitute Warrant Certificate or any Warrant Shares to be issued upon exercise or conversion thereof except under circumstances which will not result in a violation of the terms of the Substitute Warrant Certificate, the Securities Act or any applicable state securities Laws. The Assignee represents and warrants for the benefit of the Company that the Assignee is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

To the extent required pursuant to Section 11(a) of the Warrant Certificate, the Assignee acknowledges and agrees that a restrictive legend may be applied to the Assignee’s Substitute Warrant and the Warrant Shares issuable upon exercise of such certificate substantially consistent with the legend required pursuant to Section 11(a) of the Warrant Certificate.

[SIGNATURE PAGE FOLLOWS]

Exhibit B-1

IN WITNESS WHEREOF, the parties hereto agree as set forth above as of the date first written above.

[NAME OF HOLDER]

By
Name:
Title:

Accepted and agreed,

[NAME OF ASSIGNEE]

By
Name:
Title:

Exhibit B-2